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                                                                Exhibit 11.1

                  Statement of Computation of Earnings Per Share
                    for the three months ended March 31, 1996

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                                                                      Earnings Per Share
                                                                   Primary      Fully Diluted
                                                                -------------   -------------
1. Proceeds upon exercise of options .........................   $ 12,333,750    $ 12,333,750
2. Proceeds upon conversion
    of preferred stock .......................................           --      $ 50,000,000
3. Proceeds upon conversion
    of promissory note .......................................           --      $ 12,925,976
3. Market price of shares
        Closing: 3/31/96 .....................................   $       --      $      13.95
        Average: 1/1/96-3/31/96 ..............................   $      14.42    $      14.42
4. Treasury shares that could be repurchased (Options) .......        855,322         855,322
5. Option shares outstanding .................................        862,500         862,500
6. Common stock equivalent shares (Excess ....................          7,178           7,178
    shares under option over Treasury
    shares that could be repurchased)
7. Treasury shares that could be repurchased (Preferred) .....           --         3,467,406
8. Convertible preferred shares outstanding ..................           --         3,030,303
9. Common stock equivalent shares (Excess
    shares under convertible preferred over Treasury
    shares that could be repurchased) ........................           --      antidilutive
7. Treasury shares that could be repurchased (Promissory note)           --           896,392
8. Convertible promissory note shares outstanding ............        903,914
9. Common stock equivalent shares (Excess
    shares under convertible preferred over Treasury
    shares that could be repurchased) ........................           --             7,522
10.Weighted average number of shares outstanding .............     20,316,343      20,323,865
11.Net income for the period .................................   $  6,981,000    $  6,981,000
12.Less: Dividends in arrears applicable to
    the preferred stock ......................................   $   (875,000)   $   (875,000)
    Plus: Interest expense on convertible note ...............   $       --      $    194,652
13.Net income applicable to common shares ....................   $  6,106,000    $  6,300,652
14.Income per share ..........................................   $       0.30    antidilutive
15.Reported income per share .................................   $       0.30    $       0.30
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